Exhibit 2.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 26th day of April, 2018, by and between APIO, INC., a Delaware corporation (the “Buyer”), and each of the undersigned limited partners of Apio Cooling (individually, a “Seller” and, collectively, the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers are limited partners in Apio Cooling, a California limited partnership (the “Company”), and, as of the date hereof, hold limited partnership interests representing 40% of the outstanding partnership interests of the Company (the “Subject Interests”); and

WHEREAS, the Buyer is the general partner of the Company and, as of the date hereof, holds general partnership interests representing 60% of the outstanding partnership interests in the Company; and

WHEREAS, the Sellers and the Buyer are the only partners of the Company as of the date hereof and collectively own all of the outstanding partnership interests; and

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Subject Interests such that, effective upon the Closing, the Buyer will own all of the outstanding partnership interests of the Company upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises hereinafter set forth, do hereby promise and agree as follows:

Article I
Definitions

The following terms shall have the meanings set forth below:

1.1     “Capital Account Value,” as to any Seller, shall mean the amount of such Seller’s capital account balance as of March 25, 2018 as set forth opposite such Seller’s name on Exhibit A.

1.2     “Closing” means the closing of the purchase and sale of the Subject Interests and other transactions as contemplated herein.

1.3     “Purchase Price,” as to any Seller, means an amount equal to the sum of (i) Six Hundred Forty-Two Thousand Three Hundred Sixty-Two and 96/100 Dollars ($642,362.96)1, plus (ii) such Seller’s Capital Account Value. The Purchase Price for each Seller is also set forth on Exhibit A.

1.4     “Confidential Information” means any information relating to the Company’s business, products, services, customers, vendors or suppliers; trade secrets, data, specifications, or techniques; long and short-term plans, existing and prospective client, vendor, supplier and employee list, contacts and information; financial, personnel and information system information and applications; and any other information concerning the business of the Company. Notwithstanding the foregoing, the term “Confidential Information” does not include, and the obligations set forth in Article VIII hereof do not apply to, any information that (i) is or becomes generally available to the public or the industry in which the Company operates through no act or omission of such Seller, or (ii) is obtained by such Seller in good faith from a third party who discloses such information to such Seller on a non-confidential basis without violating any obligation of confidentiality or secrecy to the Company relating to the information disclosed.

1.5     “Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, certificate of formation, partnership agreement, limited liability company agreement, operating agreement, formation agreement and other similar organizational documents of such Person.

1.6     “Partnership Agreement” means that certain Limited Partnership Agreement of the Company dated as of March 29, 1991, as amended from time to time and in effect on the date hereof.

1.7     “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, organization or other entity or governmental body.

1.8     “Proceedings” means any action, arbitration, hearing, investigation, claim, litigation or suit, commenced, brought, conducted or heard by or before or otherwise involving any governmental body or arbitrator.

Article II
Purchase of Subject Interests

Subject to the terms and conditions set forth in this Agreement, at the Closing, the Sellers shall sell and transfer to the Buyer, and the Buyer shall purchase from the Sellers, all of the Subject Interests.

1 Agreed asset value of $8,029,537 x each Seller's 8% limited partnership interest.

Article III
Closing; Payment of Purchase Price

3.1     Closing. The Closing shall take place simultaneous with the execution hereof. The Closing shall be conducted electronically through the mutual exchange via facsimile, .pdf format or other electronic means of executed copies of this Agreement and the agreements and documents to be delivered at the Closing. The Closing of the transactions contemplated by this Agreement shall be deemed effective as of 12:01 AM Pacific time on the date hereof.

3.2     Payment of Purchase Price. At the Closing, the following shall occur:

(a)     Each Seller shall deliver to the Buyer an assignment of the Subject Interests held by such Seller (in a form satisfactory to the Buyer), duly executed by such Seller, transferring the Subject Interests held by such Seller to the Buyer free and clear of all liens, claims and encumbrances other than transfer restrictions set forth in the Partnership Agreement.

(b)     The Buyer shall deliver to each Seller the Purchase Price payable to such Seller by wire transfer of immediately available funds to the bank account of such Seller as set forth on Exhibit B.

Article IV
Representations and Warranties of the SellerS

Each Seller hereby represents and warrants to the Buyer, which representations and warranties shall survive the Closing, that the following statements are true and correct as of the date hereof with respect to such Seller:

4.1     Title to Subject Interests. Such Seller owns, beneficially and of sole record, all of the Subject Interests set forth across from such Seller’s name on Exhibit A and such Seller has good and marketable title to such Subject Interests free and clear of all claims, restrictions, liens, encumbrances and all transfer restrictions other than transfer restrictions set forth in the Partnership Agreement. The Subject Interests set forth across from such Seller’s name on Exhibit A constitute all of the equity interests of the Company held by such Seller as of the date hereof.

4.2     Agreements Regarding Subject Interests. Except for the Partnership Agreement, there are no voting trust agreements, powers of attorney, partner agreements, proxies or any other contracts restricting or otherwise relating to the voting, distribution rights, sale, transfer or other disposition of any of the Subject Interests held by such Seller, or otherwise granting any Person any right in respect of the Subject Interests held by such Seller, and there are no restrictions on the transfer of the Subject Interests other than restrictions imposed by the Partnership Agreement. Such Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) which would require such Seller under any circumstances to sell, transfer or otherwise dispose of the Subject Interests held by such Seller.

4.3     Authority. The execution and delivery by such Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Seller. Such Seller has the requisite power and authority to enter into this Agreement, to sell, transfer and deliver to the Buyer the full legal and beneficial ownership in the portion of the Subject Interests to be sold by such Seller and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by such Seller and this Agreement is and shall constitute the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms, subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

4.4     No Conflict. Neither the execution or delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein by such Seller will (a) violate or constitute a breach or default under any provision of such Seller’s Organizational

Documents, (b) contravene, conflict with or result in a violation of or default under, or require any notice or approval right under, any law, agreement, contract, instrument, order or restriction to which such Seller or the Subject Interests held by such Seller may be subject, or (c) result in the imposition or creation of any claim, restriction, lien or encumbrance upon or with respect to the Subject Interests held by such Seller. No action, consent, approval, order or authorization of, registration, declaration or filing with, any governmental body is required to be obtained or made by such Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.5     No Proceeding. There is no Proceeding pending or, to the knowledge of such Seller, threatened against such Seller which would affect the ability of such Seller to consummate the sale of the Subject Interests held by such Seller to the Buyer or the other transactions contemplated hereby. Such Seller is not subject to any award, decision, order, injunction, judgment, ruling or subpoena affecting the Subject Interests held by such Seller or the properties, assets, personnel or business activities of the Company.

4.6     Diligence. Such Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the sale of the Subject Interests and consummation of the transactions contemplated by this Agreement. Such Seller acknowledges that (a) such Seller has conducted such investigations as such Seller deems necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated herein, and (b) such Seller has been permitted access to the records, tax returns, facilities and other properties and assets of the Company which such Seller has desired and requested to see or review to acquire additional information about the business and financial condition of the Company.

Article V
Warranties and Representations of the Buyer

The Buyer hereby represents and warrants to each Seller, which representations and warranties shall survive the Closing, that the following statements are true and correct as of the date hereof:

5.1     Authority. The execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. The Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Buyer and this Agreement is and shall constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms, subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

5.2     No Conflict. Neither the execution or delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein by the Buyer will (a) violate or constitute a breach or default under any provision of the Buyer’s Organizational Documents, or (b) contravene, conflict with or result in a violation of or default under, or require any notice or approval right under, any law, agreement, contract, instrument, order or restriction to which the Buyer is subject. No action, consent, approval, order or authorization of, registration, declaration or filing with, any governmental body is required to be obtained or made by the Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Article VI
Release

Contingent upon the consummation of the Closing, each Seller unconditionally releases, waives and fully and forever discharges the Buyer and the Company and their respective officers, directors, shareholders, agents and employees, and each of them, past and present, from and against any and all actions, obligations, costs, damages, losses, claims, liabilities and demands of whatever kind or nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of or by reason of or in any way connected with the Seller’s ownership of the Subject Interests; provided, however, that the Seller is not releasing any of its rights under this Agreement.

Article VII
Price Allocation

The Sellers and the Buyer acknowledge and agree that, as a result of Buyer’s acquisition of the Subject Interests pursuant to this Agreement, the transaction will be treated for U.S. federal income tax purposes as (i) a sale by the Sellers of an interest in a partnership, and (ii) with respect to the Buyer, as if the Company had liquidated and distributed its assets to all partners and the Buyer in turn purchased all of the distributed assets from the Sellers. The parties acknowledge and agree that the Purchase Price plus any other amounts treated as realized for tax purposes shall be allocated among the assets deemed to be purchased from the Sellers in accordance with the methodology described in Exhibit C (the “Purchase Price Allocation”). The Sellers, the Buyer and the Company and their respective affiliates shall report, act and file all tax returns, forms and reports in all respects and for all purposes consistent with the Purchase Price Allocation. No Seller, the Buyer, nor the Company, nor any of their affiliates, shall take any position (whether in audit, tax returns, financial reports or otherwise) that is inconsistent with the Purchase Price Allocation unless required to do so by applicable law.

Article VIII
Confidentiality; Return of Company Property

Each Seller acknowledges and agrees that it has received access to Confidential Information about the Company, that this Confidential Information was obtained or developed by the Company at great expense and is guarded by the Company from non-authorized disclosure. In recognition of the foregoing, each Seller agrees that such Seller will not, at any time during the three (3) year period following the date hereof, except as may be required by applicable law or legal process, disclose, use or otherwise make available to any third party any Confidential Information except with express written consent of the Company. All Confidential Information, including all copies, notes regarding and replications of such Confidential Information will remain the sole property of the Company and must be returned to the Company upon execution hereof.

Article IX
Miscellaneous

9.1     Indemnification. Each party hereto shall indemnify and hold harmless the others against any and all losses, liabilities, costs, damages and expenses (including reasonable attorneys’ fees) resulting from any breach by such party of any warranty, representation or agreement hereunder.

9.2     Right to Specific Performance. The parties agree that there is no adequate remedy at law for the damage which any of them might sustain for the failure of the others to consummate this Agreement, and, accordingly, that each of them is entitled to the remedy of specific performance to enforce such consummation.

9.3     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are merged herein and made a part hereof, it being the intention of the parties hereto that this Agreement shall serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

9.4     Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

9.5     Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by either the Seller or the Buyer without the prior written consent of the other party.

9.6     Binding Effect. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

9.7     Section Headings. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

9.8     Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

9.9     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to principles of conflicts of law.

9.10   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

A facsimile or portable document format signature of this Agreement shall be as effective as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the day, month and year first above written.

BUYER:

APIO, INC.

By: /s/ Ronald L. Midyett                   President

(Title)

SELLERS:

MICHAEL R. MILLS

By: /s/ Michel R. Mills                           Owner

(Title)

SAN YSIDRO FARMS, INC.

By: /s/ John Maulhardt                         President

(Title)

B&D FARMS

By: /s/ Gary McKinsey                         President

(Title)

MAHONEY BROTHERS

By: /s/ Michael J. Mahoney                  President

(Title)

RCM FARMS, LLC

By: /s/ Mark Matti                                  Member

(Title)

EXHIBIT A

SUBJECT INTERESTS

Seller	Subject Interests	Capital Account Balance as of 3/25/2018	Purchase Price
Michael R. Mills	8.00%	$343,126	$985,488.96
San Ysidro Farms, Inc.	8.00%	$524,278	$1,166,640.96
B&D Farms	8.00%	$223,129	$865,491.96
Mahoney Brothers	8.00%	$209,681	$852,043.96
RCM Farms, LLC	8.00%	$222,185	$864,547.96
		$1,522,399	$4,734,213.80

EXHIBIT B

WIRE TRANSFER INSTRUCTIONS

To be provided by Sellers.

EXHIBIT C

PURCHASE PRICE ALLOCATION

Asset	Tax Asset Class	Allocation Percentage	Allocation of Purchase Price
Land	V	15.59%	$738,069.82
Land improvements	V	23.39%	$1,107,104.72
Building and improvements	V	61.02%	$2,889,039.26
			$4,734,213.80